Filed Pursuant to Rule 424(b)(3)

Registration No. 333-158666

PROSPECTUS SUPPLEMENT NO. 10

(to Prospectus dated July 23, 2009)

KAR AUCTION SERVICES, INC.

$150,000,000 Floating Rate Senior Notes Due 2014

$450,000,000 8 3/4% Senior Notes Due 2014

$425,000,000 10% Senior Subordinated Notes Due 2015

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 6, 2010. You should read this Prospectus Supplement No. 10 in connection with the prospectus, dated July 23, 2009, including the prospectus supplements dated August 12, 2009, September 11, 2009, October 14, 2009, October 28, 2009, November 3, 2009, November 9, 2009, December 2, 2009, December 11, 2009 and December 21, 2009. This Prospectus Supplement No. 10 is qualified by reference to the prospectus, including the prospectus supplements dated August 12, 2009, September 11, 2009, October 14, 2009, October 28, 2009, November 3, 2009, November 9, 2009, December 2, 2009, December 11, 2009 and December 21, 2009, except to the extent that the information in this Prospectus Supplement No. 10 supersedes the information contained therein.

SEE “RISK FACTORS” BEGINNING ON PAGE 16 OF THE PROSPECTUS, UNDER ITEM 1A IN THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 AND UNDER ITEM 1A IN THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2009 FOR A DISCUSSION OF CERTAIN RISKS YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and may be used by Goldman, Sachs & Co. in connection with offers and sales of the notes related to market-making transactions in the notes effected from time to time. Goldman, Sachs & Co. may act as principal or agent in these transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.

GOLDMAN, SACHS & CO.

January 6, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2010 (January 5, 2010)

KAR Auction Services, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34568	20-8744739
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13085 Hamilton Crossing Boulevard

Carmel, Indiana 46032

(Address of principal executive offices) (Zip Code)

(800) 923-3725

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 5, 2010, KAR Auction Services, Inc. (the “Company”) issued a press release announcing the final results of the Company’s cash tender offer for its 10% Senior Subordinated Notes due 2015, its 8 3/4% Senior Notes due 2014 and its Floating Rate Senior Notes due 2014.

A copy of the Company’s press release announcing the final results of the tender offer is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated January 5, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2010	KAR Auction Services, Inc.

/s/ Rebecca C. Polak
Rebecca C. Polak
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated January 5, 2010

Exhibit 99.1

January 5, 2010

For Immediate Release

Eric Loughmiller

Executive Vice President and Chief Financial Officer

317-249-4254

eric.loughmiller@karauctionservices.com

KAR Auction Services Announces Final Results of Tender Offer for a Portion of Its Debt

Carmel, IN—KAR Auction Services, Inc. (the “Company”) today announced the final results of its previously announced cash tender offer (as defined in the Offer to Purchase dated November 30, 2009, as amended by the Press Release dated December 18, 2009, the “Tender Offer”) for its 10% Senior Subordinated Notes due 2015 (CUSIP No. 48238QAF2) (the “First Priority Notes”), its 8 3/4% Senior Notes due 2014 (CUSIP No. 48238QAE5) (the “Second Priority Notes”) and its Floating Rate Senior Notes due 2014 (CUSIP No. 48238QAD7) (the “Third Priority Notes” and, together with the First Priority Notes and the Second Priority Notes, the “Notes”).

The Tender Offer expired at 11:59 p.m., New York City time, on January 4, 2010 (the “Expiration Date”). As of the Expiration Date, $582,182,000 aggregate principal amount of Notes were validly tendered and not withdrawn, comprising $231,361,000 of First Priority Notes, $296,243,000 of Second Priority Notes, and $54,578,000 of Third Priority Notes. All of the Notes were validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on December 15, 2009 (the “Early Tender Date”).

Because the Tender Offer was oversubscribed, the amounts of each tranche of Notes accepted for purchase in the tender offer were determined in accordance with the priorities identified in the “Acceptance Priority Level” column in the table below and were subject to the maximum aggregate consideration for Notes purchased in the Tender Offer of $243,639,925, excluding accrued and unpaid interest. In accordance with the terms of the Tender Offer, the Company accepted for purchase $225,592,000 aggregate principal amount of First Priority Notes, which represents a proration factor of approximately 97.5%. The Company did not accept any validly tendered Second Priority Notes or Third Priority Notes for purchase in the Tender Offer and, therefore, such Second Priority Notes and Third Priority Notes were returned to holders.

CUSIP Number	Title of Security	Acceptance Priority Level	Aggregate Principal Amount Outstanding Prior to Settlement	Aggregate Principal Amount Tendered	Aggregate Principal Amount Accepted for Purchase	Aggregate Principal Amount Remaining Outstanding After Settlement
48238QAF2	10% Senior Subordinated Notes due 2015	1	$425,000,000	$231,361,000	$225,592,000	$199,408,000
48238QAE5	8 3/4% Senior Notes due 2014	2	$450,000,000	$296,243,000	$0	$450,000,000
48238QAD7	Floating Rate Senior Notes due 2014	3	$150,000,000	$54,578,000	$0	$150,000,000

(1)	Per $1,000 principal amount of Notes accepted for purchase.

The Company will deliver total tender offer consideration of $243,639,360, plus an aggregate of approximately $4.0 million for accrued and unpaid interest, to Global Bondholder Services Corporation, the Depositary for the tender offer (the “Depositary”), on the expected settlement date of January 5, 2010. The Depositary will promptly pay for all validly tendered First Priority Notes accepted for purchase in the tender offer and will return all validly tendered First Priority Notes that were not accepted for purchase as soon as practicable.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The tender offer is made only by, and pursuant to the terms of, the Offer to Purchase, the related Letter of Transmittal and the Company’s press release relating to the tender offer issued on December 18, 2009. The information in this press release is qualified by reference to those documents, except to the extent the terms of the tender offer described therein are amended by this press release.

Goldman, Sachs & Co. and RBC Capital Markets Corporation are the Dealer Managers for the tender offer. Persons with questions regarding the tender offer should contact Goldman, Sachs & Co. at (212) 357-4692 or (toll-free) (800) 828-3182 (Attention: Liability Management Group) or RBC Capital Markets Corporation (Attention: High Yield Capital Markets). Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer, at (212) 430-3774 (for banks and brokers only) or (866) 470-4300 (for all others and toll-free).

About KAR Auction Services

KAR Auction Services, Inc. is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 62 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 152 sites, and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 87 sites across North America.

This press release may include information that could constitute forward-looking statements. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. Past results of the Company are not necessarily indicative of its future results. The Company does not undertake any obligation to update any forward-looking statements.

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